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                                                                    EXHIBIT 11.0

                KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                              Three months ended March 31,
                                                           ----------------------------------
                                                                 1996               1995
                                                           ---------------      -------------
                                                           ($ and shares in thousands, except
                                                                   per share amount)
Net earnings                                                   $ 5,240            $ 4,809
                                                               =======            =======
Shares:
   Weighted average number of common shares outstanding         26,260             28,440

   Common equivalent shares for dilutive effect of assumed
     exercise of stock options                                     340                344
                                                               -------            -------
                                                                26,600             28,784
                                                               =======            =======
Earnings per share of common stock                             $   .20            $   .17
                                                               =======            =======